UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Deckers Outdoor Corporation

(Name of Registrant as Specified In Its Charter)

MARCATO INTERNATIONAL MASTER FUND, LTD.

MARCATO CAPITAL MANAGEMENT LP

MCM ENCORE IM LLC

MARCATO ENCORE MASTER FUND, LTD.

RICHARD T. MCGUIRE III

DEBORAH M. DERBY

KIRSTEN J. FELDMAN

STEVE FULLER

MATTHEW P. HEPLER

ROBERT D. HUTH

JAN ROGERS KNIFFEN

MITCHELL A. KOSH

NATHANIEL J. LIPMAN

ANNE WATERMAN

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On November 6, 2017, Marcato Capital Management LP and certain affiliates issued the following press release and letter to stockholders:

MARCATO FILES DEFINITIVE PROXY STATEMENT FOR DECKERS’

2017 ANNUAL MEETING

Sends Letter to Stockholders Highlighting Deckers’ Strategic and Operational Failures, Substantial Share Price Underperformance and Board’s Lack of Oversight

Urges Stockholders to Vote the GOLD Proxy Card “FOR” Marcato’s Nine Nominees

SAN FRANCISCO – November 6, 2017 – Marcato Capital Management LP (“Marcato”), a San Francisco-based investment manager which manages funds that beneficially own approximately 8.4% of the outstanding common shares of Deckers Outdoor Corporation (NYSE: DECK) (“Deckers” or the “Company”), announced today that it filed a definitive proxy statement with the Securities and Exchange Commission for the election of Deborah M. Derby, Kirsten J. Feldman, Steve Fuller, Matthew P. Hepler, Robert D. Huth, Jan Rogers Kniffen, Mitchell A. Kosh, Nathaniel J. Lipman and Anne Waterman to Deckers’ Board of Directors (the “Board”) at Deckers’ Annual Meeting of Stockholders to be held December 14, 2017.

Additionally, Marcato is sending a letter to Deckers’ stockholders urging them to hold the Board accountable for Deckers’ failed business strategy that has led to a precipitous decline in profit margins, runaway corporate overhead expenses, wasteful capital spending, and unsuccessful acquisitions triggering large write-downs. Marcato urges stockholders to vote the GOLD proxy card to elect its nine highly-qualified director nominees, who will bring the experience, focus, relevant industry expertise and proper oversight required to put Deckers back on a path to success.

The full text of the letter is below.

November 6, 2017

Dear Fellow Deckers Stockholder,

As a significant investor in Deckers Outdoor Corporation (“Deckers” or the “Company”), Marcato is deeply concerned about the future of the Company. For several years, Deckers’ Board of Directors (the “Board”) and management have presided over a failed business strategy that has led to a precipitous decline in profit margins, runaway corporate overhead expenses, wasteful capital spending, and unsuccessful acquisitions triggering large write-downs. Along the way, Deckers has repeatedly missed annual earnings targets while falling further and further away from the Company’s long-term profit margin goals. Not surprisingly, these strategic and operational failures have led to substantial share price underperformance as compared to both proxy peers and broad industry benchmarks.

Accordingly, we are taking the necessary step of seeking to replace the existing Board with new directors who will bring the experience, focus, and commitment to help the Company succeed.

DECKERS’ BOARD MUST BE HELD ACCOUNTABLE FOR DECKERS’ FAILURES

We believe that the board of directors’ primary functions are: 1) designing and approving long-term business strategy; 2) establishing an optimal capital structure and coherent capital allocation framework; and 3) overseeing the management team, including by establishing a compensation structure that aligns management’s focus with the interests of stockholders and making personnel decisions with respect to key executives. In the case of Deckers, Marcato believes the Board has failed in all three of these areas and must be held accountable.

Deckers financial performance under the incumbent Board and management has been horrendous. Here are the facts:

•	Over the past five years, Deckers’ stock has underperformed:

•	its proxy peers by 85%;

•	the Russell 2000 Textiles, Apparel, and Shoes Index by 75%; and

•	the Russell 2000 Index by 125%.

•	Deckers has been unable to reach its long-term financial targets:

•	Repeatedly lowered operating margin targets. In 2011, the long-term margin goal was in the low 20s and by 2017 it had been walked down to 13%. Today, the operating margin is at 9%.

•	Missed annual EPS targets in three of the past five years and each of the last two years.

•	Deckers has wasted hundreds of millions of dollars of stockholders’ capital:

•	From 2011-present, SG&A has increased 70% and corporate overhead costs are up 32%.

•	EPS is lower today than in 2011 despite spending over $600M on capital investments and acquisitions.

•	Misguided acquisitions have led to major write-downs. For example, the $189 million Sanuk acquisition written down by $118 million.

Simply put, Deckers’ Board has failed its stockholders repeatedly, over a multi-year period, and should not be trusted to deliver on its goals. Stockholders deserve a Board that is keenly focused on setting a strategy that increases stockholder value and holds management accountable to its stated goals. The facts are clear, the current Board has proven that it is not capable of doing so and must be replaced.

THE BOARD HAS REJECTED STOCKHOLDERS RECOMMENDATIONS FOR YEARS

The Board’s track record of corporate governance is as abysmal as its oversight. For several years, recommendations made by stockholders to take corrective strategic action to improve profitability and stockholder value have been consistently rejected. Our efforts to work collaboratively with the Board have been met with significant resistance.

Notably, not until AFTER Marcato threatened a proxy contest did the Board make any adjustments to its failed strategy. Stockholders should consider why this Board, which has failed to deliver on its long-term goals, should be relied upon to achieve these recently updated targets. Recent comments by management expose these new ‘goals’ as merely lip-service in the hopes of avoiding accountability for past failures. Despite multiple stockholders expressing frustration numerous times in the past, Deckers’ Board has repeatedly shown resistance to change. The existing Board has historically endeavored to change the least amount possible, at the slowest pace possible, and only when they are absolutely forced to do so by significant stockholder pressure.

Not until AFTER Marcato’s initial disclosure of its investment in Deckers, and under pressure from several additional stockholders, did the Board begin a strategic review process. We found it highly irresponsible that within days of Deckers announcing the strategic alternatives process in April, Angel Martinez, the Company’s Chairman and former CEO, launched a campaign to be elected Mayor of Santa Barbara in this November’s election. Seeing no changes at the board level, we wrote a letter to the Board on June 27, 2017 and questioned whether the Board would have the appropriate leadership and focus to oversee the recently initiated strategic alternatives review, given the burdens of a political campaign. Not until September 1st, with the Company’s failed strategic alternatives process in its final stages, did Mr. Martinez step down as Chairman; despite this, he still remained a member of the Board. In October, after the filing of preliminary proxies and director nominations, Mr. Martinez retired from the Board completely. Deckers’ delay in announcing Mr. Martinez’s full resignation from the Company until after the nomination deadline and shortly before each of the Company and Marcato were set to file their definitive proxy statements is symbolic of the Board’s lack of oversight, poor planning and haphazard approach to corporate governance, particularly given his mayoral campaign had been running for months.

We also note that no member of the Deckers Board owns any meaningful amount of Deckers stock. Moreover, not one of Deckers’ independent directors has made an open market purchase of company stock in the past five years. As stockholders, we must ask: why should we entrust the value of our investment to a group of directors who do not themselves believe the shares represent an attractive investment? This will change with the election of our nominees, who include Marcato Partner Matthew Hepler, who will bring a badly needed stockholder perspective to the boardroom.

MARCATO HAD TO RESORT TO SUING THE BOARD TO ADDRESS THEIR

UNLAWFUL ACTIONS

The incumbent directors have executed a calculated and deliberate effort to entrench themselves and disenfranchise stockholders. As a result, Marcato was forced to take the drastic step of suing the Board in Delaware Chancery Court to allow the Company’s stockholders to elect the nominees of their choosing at the 2017 Annual Meeting without value-destroying consequences. Actions such as this leave stockholders to believe that the incumbent directors are more focused on protecting their own jobs than on improving the value of the Company.

MARCATO NOMINEES HAVE THE INDUSTRY EXPERTISE DESPERATELY NEEDED IN THE BOARDROOM

Marcato has nominated a slate of nine highly-qualified director nominees who have the fashion, apparel, retail, marketing and finance expertise needed in the Deckers boardroom. All of our nominees are independent from management, and, other than Marcato Partner Matthew Hepler, who brings both a stockholder perspective and capital allocation expertise, all of our nominees are also independent of Marcato. Our nominees have significant experience building brands, leading direct-to-consumer apparel businesses, restructuring and reducing retail store networks and bloated corporate cost centers, and managing and advising retail and apparel companies on capital structure, capital allocation and M&A. If elected, our nominees will be committed to executing a strategic growth plan for the Company as follows:

1.	Focusing on profitable growth of the core UGG Brand;

2.	Selling or spinning off non-core brands;

3.	Targeting more aggressive closure of physical retail stores;

4.	Reducing excessive SG&A;

5.	Recapitalizing the balance sheet; and

6.	Aligning management compensation with margins, profitable growth, and total stockholder return.

If elected, our nominees pledge to provide the proper oversight required to put Deckers back on a path to success.

WE URGE YOU TO VOTE THE GOLD PROXY CARD TODAY IN SUPPORT OF MARCATO’S NINE HIGHLY-QUALIFIED NOMINEES

We are asking for your support to help us create long-term, sustainable value at Deckers. We urge you to protect the value of your investment and vote the GOLD proxy card today. With your vote, we will be one step closer to ensuring Deckers’ brand equity is translated into growth in earnings and stockholder value for years to come.

Please vote your GOLD proxy card TODAY.

You can vote by Internet, telephone or by signing and dating the enclosed GOLD proxy card or GOLD voting instruction form and mailing it in the postage paid envelope provided. We urge you NOT to vote using any white proxy card or voting instruction form you receive from Deckers. Please discard the white proxy card.

If you have any questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 761-6521.

Sincerely,

Mick McGuire

Managing Partner

Marcato Capital Management LP

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if Marcato’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Marcato that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein have been sourced from third parties. Marcato does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Marcato International Master Fund, Ltd. (“Marcato International”), Marcato Capital Management LP (“Marcato”) and the other Participants (as defined below) have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit (the “Solicitation”) proxies for, among other matters, the election of its slate of director nominees at the 2017 annual stockholders meeting (the “Annual Meeting”) of Deckers Outdoor Corporation (“Deckers” or the “Company”). Stockholders are advised to read the definitive proxy statement and any other documents related to the Solicitation because they contain important information, including information relating to the Participants in the Solicitation. These materials and other materials filed by Marcato with the SEC in connection with the Solicitation are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Marcato with the SEC are also available, without charge, by directing a request to Marcato’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 (Call Collect: (212) 269-5550, Call Toll Free: (800) 761-6521 or Email: Deckers@dfking.com).

The participants in the proxy solicitation are Marcato International, Marcato, MCM Encore IM LLC (“Marcato Encore LLC”), Marcato Encore Master Fund, Ltd. (“Marcato Encore Fund”), Richard T. McGuire III, Deborah M. Derby, Kirsten J. Feldman, Steve Fuller, Matthew P. Hepler, Robert D. Huth, Jan Rogers Kniffen, Mitchell A. Kosh, Nathaniel J. Lipman and Anne Waterman (collectively, the “Participants”). As of the date hereof, Mr. McGuire, Marcato, Marcato International, Marcato Encore LLC and Marcato Encore Fund may be deemed to beneficially own the equity securities of the Company as described in Marcato’s statement on Schedule 13D in respect of the Company initially filed with the SEC on February 8, 2017 (the “Schedule 13D”), as it may be amended from time to time.

Media:

Jonathan Gasthalter/Nathaniel Garnick/Amanda Klein

Gasthalter & Co.

(212) 257-4170